EXHIBIT 99.1


On May 27, 2003, the Company issued the following press release:

"FOR RELEASE AT 6:00 AM, EST
Date: May 27, 2003

Double Eagle Petroleum Reports 143% Increase in First Quarter Oil & Gas Sales

Casper, Wyoming-Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today that oil and gas sales increased 143% in the first quarter ended March 31, 2003 as compared with the corresponding quarter in 2002. Also for the first quarter of 2003, the Company had net income of $150,849, or $0.02 per share, on revenues of $1,209,571 as compared with a loss of $528,836, or ($0.08) per share, on revenues of $486,519 in the first quarter of 2002.

Production volumes for the first quarter of 2003 increased 44% over the 2002 first quarter due to increased production from successful development drilling at Mesa and Cow Creek Units. Development drilling in these two units will continue in 2003. Although production volumes did increase from the comparable quarter of the prior year, production volumes were 11% less than the immediately preceding 4th quarter of 2002 due to a gas imbalance, which was corrected as of March 31, 2003, at the Mesa Unit.

The Company received $3.57 per net mcf equivalent in the first quarter of 2003, with the current price in the Rocky Mountains being $5.14 per mcf, partially because of the opening of a new pipeline to California and low storage volumes in the United States.

Mesa Unit is continuing to develop into a very prolific gas field. In the Mesa Unit Participating Area "B", Double Eagle has an active working interest of 8.0 to 12.5% in 17 producing natural gas wells and is involved in one well that is currently drilling to the deeper Mesaverde Sandstones in which the Company owns 12.5% working interest. A number of additional similar locations are available to drill, depending on the success of this deeper test. The Company also owns overriding royalty and carried working interest in the Participating Areas "A" and "C" where additional drilling is planned this summer.

Cow Creek Unit has been shut in as a generator is being repaired. This should take less than a week. Prior to the generator problem, the field was just coming back from being shut in while an injection well was being completed. The Company has now drilled nine wells at Cow Creek, with all of them being completed and capable of production, subject to the Company's ability to manage the water produced. Production at Cow Creek Field has exceeded two million cubic feet per day at various recent times, but water management and mechanical problems have caused the field to be produced intermittently. Double Eagle has completed an injection well and plans a second injection well this summer to attempt to handle the water management challenge. The Company will focus its efforts on getting this very important pilot project producing consistently this year. The initial production has been very encouraging, but six months of uninterrupted production will be needed to properly evaluate the play.

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The Company also plans to drill five additional Cow Creek wells beginning next month while holding until summer 2004 the 10 wells to be drilled in the Doty Mountain Pod. This deferral will enable the Company to focus the summer 2003 efforts of its staff on Cow Creek drilling and on preparations for attempting to drill an initial test well at Table Top (Christmas Meadows) in the fall of 2004.

Other than the 24 wells that have been drilled or are currently planned, the Company is limited from further drilling at Cow Creek until the Bureau Of Land Management has completed the Environmental Impact Statement for the Atlantic Rim portion of the Eastern Washakie Basin, which is anticipated by the end of 2004.

Stephen H. Hollis, Double Eagle's Chief Executive Officer, stated: "With natural gas prices high and the prospect of strong pricing throughout 2003, the Company is working hard to add production wherever we can. The Cow Creek and Mesa Units will receive the majority of our attention, as we believe these properties can add production quickly, however the Company's large leasehold in other areas will see additional drilling. The currently strong natural gas pricing, if continuing, will drive the Company's financials this year, but we anticipate that proving the economics of the Mesaverde Coal bed play at Cow Creek will drive the financials for several years."

The Company also announced that it has elected David C. Milholm to serve as Chief Financial Officer. Mr. Milholm is a Certified Public Accountant with 18 years experience in the oil and gas industry, including serving as Controller of Western Gas Resources from 1992 to 1995. Since that time, he has served in other management positions, including Chief Operating Officer of AlloSource, a Denver-based biomedical company.

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected, such as decreases in oil and gas prices and/or unexpected decreases in oil and gas production, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells crude oil and natural gas. The Company's current areas of exploration and development include the Moxa Arch, Powder River Basin, Washakie Basin, and Wind River Basin in Wyoming.

Company Contact:
Steve Hollis, President
(307) 237-9330"